                                    April 18, 1997

Ronald M. Alvarez
3401 Washington Street
San Francisco, CA 94118

Dear Ron:

    This letter, upon your signature, will constitute the Separation Agreement (Agreement) between you and Informix Software, Inc. (Informix) on the terms of your separation from employment with Informix.

EMPLOYMENT TERMS

    1.   Your last day of work was April 11, 1997.

    2. In consideration of your acceptance of this Agreement, Informix will provide you with the following:

         (a) A notice period from April 14, 1997 through May 13, 1997. You will not accrue additional vacation and sick leave after May 13, 1997.

         (b) Six (6) months salary at your current rate of $17,083.33 per month less customary payroll deductions will be paid in accordance with Informix payroll practice ratably over the period beginning May 14, 1997 and ending November 13, 1997 (the "Period"). You will continue to receive Informix paid health insurance benefits during the Period.

         (c) Your existing stock options will continue to vest during the Period, however, you will not be eligible to receive any new stock option grants or any similar benefits which the Board of Directors may extend to active, regular full-time employees of Informix.

         (d) A bonus for Q1 in the amount of $7,686.00, less customary payroll deductions.

         (e) In addition, Informix will pay Lee Hecht Harrison up to $5,000.00 for outplacement services.

REGULAR BENEFITS

    3. You have received or will receive by separate cover information regarding your rights to health insurance continuation (COBRA rights). To the extent that you have rights, nothing in this Agreement will impair those rights.

Ronald M. Alvarez
April 18, 1997
Page 2


RETURN OF COMPANY INFORMATION OR MATERIALS

    4. You have returned or will immediately return to Informix all Informix owned property and any information you have about Informix's practices, procedures, trade secrets, customer lists or product marketing. You may keep and hereafter assume sole and complete ownership of, your Informix-issued Hewlett-Packard computer. You have previously signed an agreement regarding Confidential Information and Trade Secrets. A copy of that agreement is attached. Please keep in mind those terms of the agreement that remain in effect after you leave Informix.

ATTORNEY'S FEES

    5. Informix will reimburse you, upon submission of invoices, for attorney's fees which you actually expended for review and finalization of this Agreement up to the maximum amount of $1,500.00.

INDEMNIFICATION

    6. You will continue to be defended and indemnified by Informix in accordance with all the terms and conditions of the Company's applicable policies of insurance, including D & O Insurance; the Indemnity Agreement entered into by the Company and yourself; and the Informix By-laws.

REFERENCE

    7. Upon your request, the Vice President of Human Resources will furnish you with a favorable letter of reference which includes the dates of your employment with Informix, your title and positions held.

RELEASE

    8. You waive and release and promise never to assert any and all claims that you have or might have against Informix and its predecessors, subsidiaries, related entities, officers, directors, shareholders, agents, attorneys, employees, successors, or assigns, arising from or related to your employment with Informix and/or the termination of your employment with Informix including claims in contract, tort or under any statute, law or regulation. These claims include, but are not limited to, claims for discrimination arising under federal, state and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, California Fair Employment and Housing Act and the Americans with Disabilities Act.

RELEASE--Section 1542

Ronald M. Alvarez
April 18, 1997
Page 3


    9. You also waive and release and promise never to assert any such claims, even if you do not believe that you have such claims. You therefore waive your rights under section 1542 of the Civil Code of California which state:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

CONFIDENTIALITY

    10. You will not, unless required by law, disclose to others any information regarding the terms of this Agreement, the money and/or benefits being paid under it or the fact of its payment, except that you may disclose this information to your attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you. You will instruct them and they must agree, however, to maintain the confidentiality of this information just as you must.

REMEDY FOR BREACH

    11. In the event that you breach any of your obligations under this Agreement or as otherwise imposed by law, Informix will be entitled to recover the benefit paid under the agreement and to obtain all other relief provided by law or equity. In addition, Informix will be entitled to recover its fees and costs.

INTEGRATION CLAUSE/EFFECTIVE DATE

    12. This Agreement represents the full agreement between you and Informix regarding termination of employment. This Agreement supersedes and is in lieu of all prior oral or written agreements and may not be changed except in writing signed by you and myself or my delegee.

EMPLOYMENT RIGHTS

    13. Nothing in this Agreement is intended to create any rights to employment or employment benefits except as expressly set forth in this Agreement.

OWBPA--PERSONS OVER 40/EFFECTIVE DATE

    14.  The following is required by the Older Workers Benefit Protection Act:

Ronald M. Alvarez
April 18, 1997
Page 4


    You have up to 21 days from the date of this letter, or May 9,1997 to accept the terms of this Agreement, although you may accept it at any time within those 21 days. You are advised to consult an attorney about the Agreement.

    To accept the Agreement, please date and sign this letter and return it to me. (An extra copy for your files is enclosed.) Once you do so, you will still have an additional 7 days in which to revoke your acceptance. To revoke, you must send me a written statement of revocation. If you do not revoke, the eighth day after the date of your acceptance will be the Effective Date of the agreement.

Ronald M. Alvarez
April 18, 1997
Page 5


    Ron, I am pleased that we were able to address and agree on the terms of your departure from Informix. Informix and I wish you every success in your future endeavors.

                             Sincerely,

                             /s/ Jeff Loehr for Ira Dorf

                             On behalf of Informix Software, Inc.
                             Ira Dorf
                             Vice President
                             Human Resources


    By signing this letter, I acknowledge that I have had the opportunity to review this Agreement with an attorney of my choice; that I understand the terms of the Agreement; and that I voluntarily agree to them.


    Dated: June 27, 1997
           -------


                                  /s/ Ronald M. Alvarez
                                  -----------------------------------------
                                  Ronald M. Alvarez



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